Exhibit 8.1

Principal Subsidiaries of Jianpu Technology Inc.

Subsidiaries:

Jianpu (Hong Kong) Limited, a Hong Kong company

Beijing Rongqiniu Information Technology Co., Ltd., a PRC company

Variable Interest Entity:

Beijing Rongdiandian Information Technology Co., Ltd., a PRC company